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                                                                    EXHIBIT 10.4

                               September 11, 2002


Timothy J. Kriske
c/o Monarch Dental Corporation
Tollway Plaza II
15950 North Dallas Parkway, Suite 825
Dallas, Texas 75248

         Re:      Stay Bonus Arrangement

Dear Mr. Kriske:

         Reference is hereby made to that certain Stay Bonus Agreement by and between Monarch Dental Corporation (the "Company") and you, dated August 1, 2002 (the "Original Agreement"). As set forth in the Original Agreement, a special committee of the Board of Directors of the Company has authorized the Company's management to pursue a sale of the Company. The Company recognizes, however, that the possibility of a sale of the Company, and the uncertainty and questions which it may raise among the Company's employees, may result in the departure or distraction of the Company's employees to the detriment of the Company and its stockholders. Therefore, the Company has determined that appropriate steps should be taken to reinforce and encourage your continued attention and dedication to the Company and your assigned duties without distraction in the face of a sale of the Company.

         As a material inducement for, and in consideration of, your continued employment, the Company hereby grants to you the right to receive a stay bonus pursuant to the terms and conditions set forth below:

         1. STAY BONUS. In the event a Sale Event (as defined in paragraph 5 below) occurs on or prior to March 31, 2003, the Company shall pay you an amount equal to $97,500 (the "Stay Bonus") within fourteen (14) days following a Sale Event, provided you satisfy the employment conditions set forth in paragraph 2 below.

         2. EMPLOYMENT CONDITIONS. Your eligibility to receive the Stay Bonus is subject to your satisfying each of the following conditions:

                  (a) Your continuing faithfully and to the best of your ability to perform your duties as an employee of the Company as may be assigned or delegated to you from time to time by the management of the Company;



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                  (b)      Your remaining an employee through the date of a Sale
                           Event unless your employment with the Company is terminated by the Company "without cause" (as defined below) on or prior to a Sale Event;

                  (c) Your maintaining the confidentiality of this letter agreement and the Company's pursuit of a Sale Event in accordance with paragraph 3 below; and

                  (d) Your complying with the provisions of paragraph 4 below.

For purposes of this paragraph 2, the term "without cause" shall mean the termination by the Company of your employment for any reason other than upon (i) a willful act of dishonesty by you with respect to any matter involving the Company or any subsidiary or affiliate, (ii) your indictment or conviction of any crime constituting a felony or a violation of federal or state securities law or involving moral turpitude, or (iii) your gross neglect of or willful failure to perform any material duty or responsibility as an employee of the Company after written notice to you from the Company's Board of Directors, other than as a result of sickness, accident, disability or similar cause beyond your control.

         3. CONFIDENTIALITY. You hereby agree to keep the existence of this letter agreement and the terms and conditions hereof and the Company's pursuit of a Sale Event (provided the Company has not previously made a public announcement regarding such pursuit) in the strictest confidence. You hereby agree not to disclose without the prior written consent of the Company to any other person (including, without limitation, by issuing a press release or otherwise making any public statement) the fact that this letter agreement has been entered into or any of the terms and conditions hereof or the Company's pursuit of a Sale Event (provided the Company has not previously made a public announcement regarding such pursuit); provided, however, that you may make such disclosure without the prior written consent of the Company if such disclosure is required by applicable law and you have previously provided one day's written notice to the Company's Chief Executive Officer that you intend to make such disclosure. For purposes of this paragraph 3, all notices shall be deemed given when actually received.

         4. NON-DISPARAGEMENT. During the term of this Agreement, you agree that you will not make or cause to be made, directly or indirectly, any statement to any person criticizing or disparaging the Company or any of its affiliates, stockholders, directors, officers or employees or commenting unfavorably or falsely on the character, business judgment, business practices or business reputation of the Company or any of its affiliates, stockholders, directors, officers or employees.

         5. SALE EVENT. For purposes of this letter agreement, a "Sale Event" shall be deemed to occur upon the closing of any transaction involving (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, shares representing in the aggregate fifty percent (50%) or more of the voting shares of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), (B) any sale, lease, exchange or other transfer (in one



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transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company or (C) any plan or proposal for the liquidation or dissolution of the Company.

         6. EFFECT ON OTHER EMPLOYMENT TERMS. Nothing in this letter agreement shall be construed to limit your rights under any of the Company's benefit plans, programs or policies or under stock option agreements (if any) between you and the Company.

         7. WITHHOLDING. All payments made by the Company under this letter agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

         8. NO RIGHT OF EMPLOYMENT. Nothing in this letter agreement shall be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between you and the Company, you shall not have any right to be retained in the employ of the Company.

         9. SETTLEMENT AND ARBITRATION OF DISPUTES. Any controversy or claim arising out of or relating to this letter agreement or the breach thereof shall be settled exclusively by arbitration in accordance with the laws of the State of Texas by a single arbitrator appointed by the American Arbitration Association in Dallas, Texas. Such arbitration shall be conducted in Dallas, Texas in accordance with the rules of the American Arbitration Association for commercial arbitrations, except with respect to the selection of arbitrators which shall be as provided in this paragraph 9. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

         10. WAIVER. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this letter agreement, or the waiver by any party of any breach of this letter agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

         11. AMENDMENT. This letter agreement may be amended or modified only by a written instrument signed by you and by a duly authorized representative of the Company.

         12. GOVERNING LAW. This letter agreement shall be construed under and be governed in all respects by the laws of the State of Texas, without regard to its rules of conflict of laws.

         13. OBLIGATIONS OF SUCCESSORS. The Company shall require any successor to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this letter agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

         14. ENTIRE AGREEMENT. This letter agreement is the entire agreement between you and the Company, and all previous agreements or promises between you and the Company relating to the subject matter of this letter agreement, including, without limitation, the Original Agreement, are superseded, null and void.


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         If the foregoing arrangement is acceptable to you, please execute, date and return a copy of this letter agreement to Lisa Peterson at the Company.


                                   MONARCH DENTAL CORPORATION


                                   By:
                                       ---------------------------------------
                                       Name:   W. Barger Tygart
                                       Title:  Chief Executive Officer



AGREED TO AND ACCEPTED BY:



-------------------------------     ---------------
Timothy J. Kriske                   Date